Exhibit 99.1

NEWS RELEASE

Contact:

Alliance Imaging

R. Brian Hanson

Executive Vice President

Chief Financial Officer

(714) 688-7100

ALLIANCE IMAGING REPORTS RESULTS

FOR THE SECOND QUARTER

AND FIRST SIX MONTHS ENDED JUNE 30, 2005

ANAHEIM, CA—August 3, 2005–Alliance Imaging, Inc. (NYSE:AIQ), a leading national provider of diagnostic imaging services, announced results for the second quarter and first six months ended June 30, 2005.

Revenue was $108.4 million for the second quarter of 2005, in line with the Company’s guidance range, which was $106.5 million to $109.5 million.  The second quarter 2005 revenue of $108.4 million represents a decrease of $1.1 million, or 1.0%, compared to $109.5 million reported in the second quarter of 2004.  For the first six months of 2005, revenue was $214.4 million compared to $215.1 million in the same period of 2004, a decrease of 0.3%.

Alliance’s Adjusted EBITDA (earnings before interest expense, net of interest income; income taxes; depreciation expense; amortization expense; minority interest expense and non-cash stock-based compensation), was $41.8 million in the second quarter of 2005.  Adjusted EBITDA was in line with the Company’s second quarter guidance range of $41.5 million to $43.5 million.  The second quarter 2005 Adjusted EBITDA of $41.8 million represents a decrease of $1.6 million, or 3.6%, compared to $43.4 million reported in the second quarter of 2004.  Of this decrease, $1.0 million was due to the Company recording $1.0 million in the provision for doubtful accounts in the second quarter of 2005, or 1.0% of revenue, compared to no amounts in the second quarter of 2004 due to the collection of higher than normal amounts of aged accounts receivable in the second quarter of 2004.

For the first six months of 2005, Adjusted EBITDA totaled $83.0 million compared to $84.2 million in the first six months of 2004, a decrease of $1.2 million, or 1.5%.  As discussed above, $1.0 million of this decrease was due to the Company recording $1.5 million in the provision for doubtful accounts in the first six months of 2005, or 0.7% of revenue, compared to $0.5 million, or 0.2% of revenue, in the first six months of 2004 due to the collection of higher than normal amounts of aged accounts receivable in the first half of 2004.

As stated in the Company’s first quarter 2005 earnings release, the Company modified its definition of Adjusted EBITDA to conform to a similar measure used in Alliance’s amended credit agreement.  Adjusted EBITDA now includes minority interest expense and excludes employment agreement costs and other income and expense, net.  For a more detailed discussion of Adjusted EBITDA and reconciliation to net income, see the table entitled “Adjusted EBITDA” included in the tables following this release.

Earnings per share on a diluted basis, in accordance with generally accepted accounting principles, was $0.12 per share for the second quarter of 2005, compared to $0.24 per share in the comparable period of 2004.   Earnings per share on a diluted basis were $0.24 and $0.34 per share for the first six months of 2005 and 2004, respectively.  In the second quarter and first six months of 2004, the Company increased net income by recording the reversal of income tax reserves totaling $5.1 million, or $0.11 per diluted share, primarily related to the favorable outcome of examinations of the Company’s 1998 and 1999 federal income tax returns and a favorable outcome of the treatment of an income item in a federal income tax return of one of the Company’s subsidiaries.  Employment agreement costs reduced diluted earnings per share by approximately $0.00 and $0.01 per share in the second quarters of 2005 and 2004, respectively, and approximately $0.00 and $0.02 per share in the first six months of 2005 and 2004, respectively.

Cash flow provided by operating activities was $23.6 million in the second quarter of 2005 compared to $25.1 million in the corresponding quarter of 2004, and was $50.7 million and $61.0 million for the first six months of 2005 and 2004, respectively.  Alliance made $28.0 million of net payments on its long-term debt in the first six months of 2005.  The Company’s cash and cash equivalents balance decreased by $0.7 million to $20.0 million at June 30, 2005 from $20.7 million at December 31, 2004.

Paul S. Viviano, Chairman of the Board and Chief Executive Officer, stated, “Alliance continues to focus on implementing the Company’s core initiatives:  stabilizing our core mobile MRI business, growing our PET and PET/CT business, expanding Alliance’s fixed-site business, primarily in partnership with hospitals and health systems, and developing a unified, performance-oriented culture.  Healthcare providers are experiencing increased utilization pressures from insurers, which impacts Alliance’s business.  Despite these factors, diagnostic imaging plays a significant role in healthcare, and we believe that Alliance is positioned for long-term success.”

The Company is reaffirming guidance for full year 2005.  Revenue is expected to range from $427 million to $437 million; Adjusted EBITDA is expected to range from $166 million to $172 million; and earnings per share to range from $0.44 to $0.51 per share.  For the third quarter of 2005, revenue is expected to range from $107 million to $110 million and Adjusted EBITDA is expected to range from $41.5 million to $43.5 million.

Investors and all others are invited to listen to a conference call discussing second quarter 2005 results.  The conference call is scheduled for Thursday, August 4, 2005 at 1:00 p.m. Eastern Time.  The call will be broadcast live on the Internet and can be accessed by visiting the Company’s website at www.allianceimaging.com.  Click on Audio Presentations in the Investor Relations section of the website to access the link. The conference call can also be accessed at (888) 874-9713 (United States) or (973) 582-2706 (International).  Interested parties should call at least five minutes prior to the conference call to register.  A replay of the call can be accessed until November 4, 2005 by visiting the Company’s website or by calling (877) 519-4471 (United States) or (973) 341-3080 (International).  The conference call identification number is 6301186.

2

Alliance Imaging is a leading national provider of shared-service and fixed-site diagnostic imaging services, based upon annual revenue and number of systems deployed.  Alliance provides imaging services primarily to hospitals and other healthcare providers on a shared and full-time service basis, in addition to operating a growing number of fixed-site imaging centers.  The Company had 465 diagnostic imaging systems, including 352 MRI systems and 57 PET or PET/CT systems, and over 1,000 clients in 43 states at June 30, 2005.

This press release contains forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  These statements involve risks and uncertainties that could cause actual results to differ materially from those projected.  For a complete list of risks and uncertainties, please refer to the Risk Factor section of the Company’s Form 10-K/A for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

# # #

3

ALLIANCE IMAGING, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME

(Unaudited)

(in thousands, except per share amounts)

	Second Quarter Ended		First Six Months Ended
	June 30,		June 30,
	2004	2005	2004	2005

Revenues	$109,481	$108,434	$215,127	$214,398

Costs and expenses:
Cost of revenues, excluding depreciation and amortization	54,536	53,892	107,808	107,828
Selling, general and administrative expenses	11,752	13,677	23,920	25,363
Employment agreement costs	1,210	92	1,515	366
Depreciation expense	19,789	20,463	40,634	40,926
Amortization expense	879	901	1,755	1,782
Interest expense, net of interest income	10,820	9,508	21,428	18,569
Other (income) and expense, net	(161)	(55)	(127)	(387)
Total costs and expenses	98,825	98,478	196,933	194,447
Income before income taxes, minority interest expense, and earnings from unconsolidated investees	10,656	9,956	18,194	19,951
Income tax expense (benefit)	(580)	4,169	2,526	8,301
Minority interest expense	647	544	1,432	956
Earnings from unconsolidated investees	(1,134)	(912)	(2,027)	(1,596)
Net income	$11,723	$6,155	$16,263	$12,290

Comprehensive income, net of taxes:
Net income	$11,723	$6,155	$16,263	$12,290
Unrealized (loss) gain on hedging transactions, net of taxes	(123)	(1,144)	(123)	1,601
Comprehensive income, net of taxes:	$11,600	$5,011	$16,140	$13,891

Earnings per common share:
Basic	$0.24	$0.12	$0.34	$0.25
Diluted	$0.24	$0.12	$0.34	$0.24

Weighted average number of shares of common stock and common stock equivalents:
Basic	48,193	49,286	48,081	49,210
Diluted	48,480	50,270	48,397	50,290

ALLIANCE IMAGING, INC.

ADJUSTED EBITDA

(in thousands)

EBITDA represents earnings before interest expense, net of interest income; income taxes; depreciation expense and amortization expense.  Adjusted EBITDA represents EBITDA adjusted for non-cash stock-based compensation and minority interest expense.  Adjusted EBITDA is not a presentation made in accordance with accounting principles generally accepted in the United States of America.  Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as  a measure of profitability or liquidity.  Adjusted EBITDA is included because the Company’s amended credit agreement uses a measure similar to this to calculate the Company’s compliance with covenants such as interest coverage ratio (as defined in Section 7.6A of the Company’s amended credit agreement) and leverage ratio (as defined in Section 7.6B of the Company’s amended credit agreement).  The Company’s failure to comply with these covenants could result in the amounts borrowed under these instruments, together with accrued interest and fees, becoming immediately due and payable.  If the Company is not able to refinance this debt when it becomes due, the Company could become subject to bankruptcy proceedings.  Per the credit agreement, the Company was required to maintain a minimum interest coverage ratio in excess of 2.25 to 1.00 and 2.50 to 1.00 for the quarters ended June 30, 2004 and 2005, respectively, and was required to maintain a maximum leverage ratio not to exceed 4.50 to 1.00 and 4.00 to 1.00 as of June 30, 2004 and 2005, respectively.  The Company was in compliance with these covenants for the quarters ended June 30, 2004 and 2005.  While Adjusted EBITDA is used to measure the Company’s compliance with its debt covenants, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. The calculation of Adjusted EBITDA in accordance with the Company’s amended credit agreement is shown below:

	Second Quarter Ended June 30,		Six Months Ended June, 30,
	2004	2005	2004	2005
Net income	$11,723	$6,155	$16,263	$12,290
Income tax expense (benefit)	(580)	4,169	2,526	8,301
Interest expense, net of interest income	10,820	9,508	21,428	18,569
Amortization expense	879	901	1,755	1,782
Depreciation expense	19,789	20,463	40,634	40,926
Non-cash stock-based compensation (included in selling, general & administrative)	98	63	196	126
Minority interest expense	647	544	1,432	956
Adjusted EBITDA	$43,376	$41,803	$84,234	$82,950

Interest coverage ratio is defined under our credit agreement as the ratio of consolidated Adjusted EBITDA to   consolidated cash interest expense for the four fiscal quarter period ending on the last day of any fiscal quarter.  For the quarters ended June 30, 2004 and 2005, our interest coverage ratio was as follows:

	Second Quarter Ended June 30,
	2004		2005
Last 12 Months consolidated Adjusted EBITDA	$168,116		$166,597
Last 12 Months consolidated cash interest expense	42,959		44,905
Interest coverage ratio	3.91	x	3.71	x

Consolidated leverage ratio, as of the last day of any fiscal quarter, is defined under our credit agreement as the ratio of the consolidated total debt as of that date to the consolidated adjusted EBITDA for the four fiscal quarters ending on that date.  As of June 30, 2004 and 2005, our consolidated leverage ratio was as follows:

	June 30, 2004		June 30, 2005
Consolidated total debt	$568,409		$547,692
Last 12 months consolidated Adjusted EBITDA	168,116		166,597
Leverage ratio	3.38	x	3.29	x

ALLIANCE IMAGING, INC.

SELECTED CONDENSED

CONSOLIDATED BALANCE SHEET INFORMATION

(in thousands)

	December 31,	June 30,
	2004	2005

Cash and cash equivalents	$20,721	$20,057
Accounts receivable, net	50,146	49,871
Total current assets	90,054	104,342
Equipment, net	353,511	340,677
Total assets	622,198	621,115
Total current liabilities	69,328	61,505
Long-term debt, including current maturities	575,664	547,692
Total stockholders’ deficit	(67,528)	(51,622)

ALLIANCE IMAGING, INC.

SELECTED STATISTICAL INFORMATION

	Second Quarter Ended
	June 30,
	2004	2005

MRI
Average number of total systems	343.7	336.4
Average number of scan-based systems	293.9	285.2
Scans per system per day (scan-based systems)	9.72	9.61
Total number of scan-based MRI scans	207,398	195,479
Price per scan	$353.71	$354.60

Scan-based MRI revenue (in millions)	$73.4	$69.3
Non-scan based MRI revenue (in millions)	6.9	6.9
Total MRI revenue (in millions)	$80.3	$76.2

PET and PET/CT
Average number of systems	48.8	52.4
Scans per system per day	4.99	5.46
Total number of PET and PET/CT scans	14,430	17,025
Price per scan	$1,345	$1,327

Total PET and PET/CT revenue (in millions)	$19.5	$22.7

Revenue breakdown (in millions)
Total MRI revenue	$80.3	$76.2
PET and PET/CT revenue	19.5	22.7
Other modalities and other revenue	9.7	9.5
Total revenues	$109.5	$108.4

ALLIANCE IMAGING, INC.

SELECTED STATISTICAL INFORMATION

MRI REVENUE GAP

(in millions)

The Company utilizes the MRI revenue gap as a statistical measure of its MRI client losses and new client contracts.  The MRI revenue gap is calculated by measuring the difference between (a) the quarterly MRI revenue run rate lost as a result of clients choosing to terminate contracts with the Company, excluding clients for which Alliance provides interim service and clients that the Company elects to terminate, and (b) projected quarterly new MRI revenue from new client contracts commencing service in the quarter.

The MRI revenue gap for the last eight calendar quarters and the last twelve month period ended June 30, 2005 is as follows:

	(a)	(b)
	Revenue	New	MRI
	Lost	Revenue	Revenue Gap

2003
Third Quarter	$(10.7)	$6.9	$(3.8)
Fourth Quarter	(15.6)	5.0	(10.6)

2004
First Quarter	(3.4)	10.0	6.6
Second Quarter	(13.7)	10.1	(3.6)
Third Quarter	(11.0)	6.5	(4.5)
Fourth Quarter	(16.4)	5.9	(10.5)

2005
First Quarter	(9.4)	5.9	(3.5)
Second Quarter	(12.2)	8.8	(3.4)

Last Twelve Months Ended June 30, 2005	$(49.0)	$27.1	$(21.9)